NEWS RELEASE
Contact: Chuck McArthur, President and CEO cmcarthur@ufeonline.com 432-571-8000

FOR IMMEDIATE RELEASE Final for approval	Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

UNITED FUEL & ENERGY AGREES TO ACQUIRE
THE ASSETS OF PROPANE DIRECT

Midland, Texas - June 4, 2007 - United Fuel & Energy Corporation (OTCBB: UFEN), a leading distributor of gasoline, diesel, propane and lubricant products to customers in the rural markets of the southwestern and south central U.S., today announced that is has entered into a definitive purchase agreement to acquire substantially all of the assets and operations of Propane Direct LLC, based in Oklahoma City, OK. Propane Direct distributes propane to over 6,000 wholesale and retail customers throughout Texas, New Mexico, Oklahoma, Kansas and Colorado and sold over 10.5 million gallons of propane in 2006. Propane Direct’s assets include a fleet of 14 vehicles and thousands of propane tanks of various sizes. Closing of the all cash transaction is expected to occur within the next 30 to 45 days, subject to, among other things, the satisfactory completion of due diligence.

Chuck McArthur, United Fuel & Energy’s President and Chief Executive Officer stated, “This acquisition significantly expands the geographic footprint of our propane division and positions us to develop a much more strategic approach to this attractive business. We welcome the addition of Max and Brock Hardy, founders of Propane Direct to the United Fuel & Energy team. With a combined 50 years of experience in the propane business, they will be spearheading the expansion of our propane division and leveraging United Fuel’s strength to drive margin and volume growth. This acquisition will double our propane volumes and should allow us to realize benefits through better buying power, much like we have been able to achieve with our diesel fuel business.”

About United Fuel & Energy
United Fuel & Energy, located in Midland, Texas, is engaged in the business of distributing gasoline, diesel, propane and lubricant products primarily in certain rural markets of Texas, New Mexico, Arizona and Oklahoma. United Fuel represents the consolidation of numerous companies, the most significant of which is the Eddins-Walcher Company. United Fuel intends to continue to expand its business through strategic acquisitions and organic growth initiatives.

United Fuel currently engages in the following activities:

•	Card-lock operation (unattended re-fueling of commercial vehicles).
•	Wholesale fuels and lubricants (to commercial customers).
•	Propane distribution (to commercial and residential users).

United Fuel conducts its operations through 21 branch locations and over 100 card-lock (unattended) fuel sites. United Fuel currently has approximately 300 full-time employees. For more information, please visit the Company’s website at www.ufeonline.com or to request future press releases via email, go to http://www.b2i.us/irpass.asp?BzID=1318&to=ea&Nav=1&S=0&L=1.

Safe Harbor Statement

Certain statements included in this press release may constitute forward-looking statements. Actual outcomes could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: weather, levels of oil and gas drilling and general industrial activity in United Fuel’s area of operations, changes in oil and gas prices, risks associated with acquiring other businesses, the price of United Fuel’s products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, general economic conditions and other risks and uncertainties. As a result, this press release should be read in conjunction with periodic filings United Fuel makes with the SEC. The forward looking statements contained herein are made only as of the date of this press release, and United Fuel does not undertake any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

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